Exhibit 10(d)

[TENET HEALTHCARE CORPORATION LETTERHEAD]

September 10, 2012

[Home Address Omitted]

Dear Scott:

I am pleased to offer you a promotion to the position of Vice President, Chief Accounting Officer/Controller with Tenet Healthcare Corporation (herein referred to as “Tenet”) located in Dallas, Texas. This position will be reporting to Dan Cancelmi, CFO.  The following are the terms and conditions of your employment with the company.

1.                                      Compensation and Benefits: You will be entitled to compensation and benefits as follows:

A.                                    Base Compensation: With an effective start date of September 10, 2012, your base compensation will be an annual exempt rate of $290,000.00 payable bi-weekly.

B.                                    Benefits: You will continue to receive all standard employee benefits in accordance with Tenet plans.

C.                                    Annual Incentive Plan:  Your position will continue to be eligible to participate in Tenet’s Annual Incentive Plan (AIP) according to the terms of the Plan.  Your target award is 25% of your base salary for the period you served as Senior Director, Corporate Accounting/A&D.  Upon your promotion, your target award will be 35% of your base salary paid for the period you serve as the Vice President, Chief Accounting Officer/Controller.

D.                                    Manager’s Plan: You will continue to be eligible to participate in the company’s paid time off plan (the “MTO Plan”) according to your tenure with the company.

E.                                     Equity:  As a Vice President, you will be eligible for future equity grants, which are typically awarded annually and based on the guidelines established by the Compensation Committee.

F.                                      Executive Retirement Account:  Your position is eligible to participate in the Executive Retirement Account.  Your account under the plan will receive an annual credit equal to ten percent (10%) of your base salary while you are employed by Tenet in a position eligible for benefits under the plan. Your first credit will occur on the next annual company contribution date.  You will receive a formal communication containing more details about the plan following the effective date of your promotion.

G.                                    Executive Severance Plan:  Your position is eligible to participate in the Executive Severance Plan which will provide you with certain severance benefits in the event of a Qualifying Termination as defined in the plan.  Participation will require execution of a Tenet Executive Severance Plan Agreement.  You will receive a separate communication containing more details about the plan, your participation in the plan and an agreement which you will need to sign, from the Executive Compensation Department following the effective date of your promotion.

If you accept this promotion, please sign and date the original of this letter and return it to Kristen McClain in the Corporate Human Resources Department by September 14, 2012.  A copy of this letter is enclosed for your records. Thank you.

Sincerely,

/s/ Cathy Fraser

Cathy Fraser
Senior Vice President, Human Resources

Acknowledged and accepted:

/s/ R. Scott Ramsey	Date:	September 11, 2012
Signature

encl.

cc:                                Dan Cancelmi, Chief Financial Officer

Paul Slavin, VP, Executive and Corporate HR Services